Exhibit 99.2

NEWS RELEASE

LML REPORTS RESULTS FOR THE FIRST QUARTER OF FISCAL 2008

VANCOUVER, BC, August 9, 2007 – LML PAYMENT SYSTEMS INC. (the “Corporation”) (Nasdaq: LMLP) reports results for its first quarter ended June 30, 2007.

Total revenue was approximately $1.5 million for the first quarter ended June 30, 2007, compared to approximately $1.8 million for the first quarter ended June 30, 2006, a decrease of approximately 16.7%.

Cost of operations for the first quarter was approximately $1.0 million compared to approximately $1.3 million for the first quarter ended June 30, 2006, a decrease of approximately 23.1%.  Sales, general and administrative expenses for the first quarter were approximately $638,000, compared to approximately $729,000 for the first quarter ended June 30, 2006, a decrease of approximately 12.5%.

There was a net loss of approximately ($248,000) or approximately ($0.01) per share for the quarter compared to net income of approximately $184,000 or approximately $0.01 per share for the quarter ended June 30, 2006.  The increase in our net loss was primarily attributable to non-recurring revenue and other income totaling approximately $520,000 which resulted from certain settlement and license agreements entered into in April 2006.

During the quarter, the Corporation completed the acquisition of Beanstream Internet Commerce Inc., a leading provider of authentication and Internet payment processing solutions. Last year Beanstream had revenues of approximately $4.3 million and pre-tax net income of $1.6 million.

Speaking at the Corporation’s Annual General Meeting yesterday, President and Chief Executive Officer, Patrick Gaines explained: “Beanstream has already acquired over 5,500 Internet merchant customers who are using Beanstream’s authentication and/or payment processing services.  Beanstream has developed a very efficient business model that relies on the development of key strategic sales channels with financial institutions, payment processors and software manufacturers resulting in a profitable financial model largely based upon recurring transaction-based revenues.”

“We expect a very positive impact with the addition of Beanstream,” added Gaines.

Conference Call

The Corporation will host a conference call today at 2:00pm Pacific Time (5:00pm Eastern Time) to discuss these results. To participate in the conference call, please dial in 5-10 minutes before the start of the call and follow the operator’s instruction.  If you are calling from the United States or Canada, please dial 800-207-3346.   International callers please dial 415-908-4733.

If you are unable to join the call, a telephone replay will be available through August 22, 2007 by dialing 800-633-8284 from within the U.S. or Canada, or 402-977-9140 if calling internationally.  Please reference reservation number 21346299 when prompted.

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About LML Payment Systems Inc. (www.lmlpayment.com)

LML Payment Systems Inc., through its subsidiaries LML Payment Systems Corp. in the U.S. and Beanstream Internet Commerce Inc. in Canada, is a leading provider of financial payment processing solutions for e-commerce and traditional businesses.  We provide credit card processing, electronic funds transfer, automated clearinghouse payment processing and authentication services, along with routing of selected transactions to third party processors and banks for authorization and settlement. Our intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that this transaction is expected to be highly accretive on an EPS basis at the closing. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect LML’s actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect LML’s financial results is included in LML’s quarterly reports on Form 10-Q and our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, LML undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

CONTACTS:

Patrick H. Gaines                                                      Investor Relations
President and CEO                                                      (800) 888-2260
(604) 689-4440